UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 14, 2008

FREEDOM ENVIRONMENTAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53388	56-2291458
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

5036 Dr. Phillips Blvd. #306
Orlando, Florida 32819
(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  (407) 658-6100

7395 Hoffner Avenue
Orlando, Florida 32822
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Section 4-Matters Related to Accountants and Financial Statements

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On November 20, 2008 the Company will file a restated Form 10Q for the quarter ended September 30, 2008 because the Company discovered on November 14, 2008 that the financial statements originally incorporated into the Form 10Q were not prepared in accordance with GAAP.  As a result, all financial numbers previously reported have changed.  The financial statements included in the restated Form 10Q were prepared in accordance with GAAP.  In addition, Management Discussion and Analysis was amended to reflect accurately the Company’s financial condition and results of operation.  Other minor errors were also corrected.

Section 5-Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective November 17, 2008, Mr. John Holwell resigned his position as a member of the Board of Directors.  There have been no disagreements between Mr. Holwell and management of the Company on any matter relating to the registrant’s operations, policies or practices.  The Company has provided a copy of the disclosures it is making herein to Mr. Holwell and provided him with an opportunity to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether he agrees with the statements made by the registrant in response to this Item 5.02, and, if not, stating the respects in which he does not agree.  The Company will file any letter received as an exhibit to an amended 8K.

Section 8-Other Events

Item 8.01 Other Events.

The Company’s principal executive offices changed.  The offices are now located at 5036 Dr. Phillips Blvd. #306, Orlando, Florida 32819.  The Company’s fax number has changed.  The fax number is now (407) 217-2496.  The Company’s phone number has not changed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Michael S. Borish
Michael S. Borish, CEO